EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share data)

(a)	Computation of the weighted average number of shares of common stock outstanding for the fiscal years ended the years ended December 31, 2007, 2008 and 2009.

	Shares of Common Stock	Weighted Shares Outstanding
January 1, 2007 to December 31, 2007	12,960	12,960
Shares issued on exercise of stock options	134	100
Shares issued under Directors Stock Plan	6	1
Shares issued in connection with purchase of Airdesk, Inc.	100	75
Shares issued in connection with purchase of Orbit One, Inc.	320	1
Total	13,520	13,137
January 1, 2008 to December 31, 2008	13,520	13,520
Shares issued on exercise of stock options	27	13
Shares issued under Directors Stock Plan	12	6
Shares issued in connection with purchase of assets of Airdesk, Inc.	200	200
Shares issued in connection with purchase of Ublip, Inc.	405	405
Total	14,164	14,144
January 1, 2009 to December 31, 2009	14,164	14,144
Shares issued on exercise of stock options	44	22
Shares issued under Directors Stock Plan	25	14
Shares issued in connection with debt conversion	889	256
Treasury share repurchase	(40)	(27)
Total	15,082	14,409

(b) Computation of Earnings per Share

Computation of earnings per share is net earnings (loss) divided by the weighted average number of shares of common stock outstanding for the years ended December 31, 2007, 2008 and 2009.

	2007	2008	2009
Net earnings (loss)	$440	$(10,975)	$(5,829)
Weighted average number of shares of common stock outstanding	13,137	14,144	14,409
Basic earnings per share	$0.03	$(0.78)	$(0.40)
Diluted earnings per share	$0.03	$(0.78)	$(0.40)